Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Announces Third Quarter Results

➢	Consolidated same store sales decreased by 2.0%
➢	GAAP diluted EPS of $0.48; decrease of 2.0% versus prior year, driven by restructuring charges and expenses related to previously disclosed data security incidents
➢	Adjusted diluted EPS of $0.60; growth of 15.4% versus prior year
➢	Global e-commerce sales increased by 30.8% versus prior year
➢	Multi-quarter transformation plan underway; continuing to make progress
➢	Strong cash flow from operations utilized to reduce indebtedness and fund share repurchases

DENTON, Texas, August 2, 2018 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its fiscal 2018 third quarter ended June 30, 2018.  The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2018 Third Quarter Overview

Consolidated same store sales decreased 2.0% in the quarter. Consolidated net sales were $996.3 million in the third quarter, a decrease of 0.2% compared to the prior year. Foreign currency translation had a favorable impact of approximately 90 basis points on reported sales.

GAAP diluted earnings per share in the third quarter were $0.48 compared to $0.49 in the prior year, a decrease of 2.0%. Adjusted diluted earnings per share, excluding charges related to the Company’s transformation efforts and expenses from assessments and remediation costs associated with previously disclosed data security incidents, were $0.60 in the third quarter compared to $0.52 in the prior year, an increase of 15.4%. The increase was driven primarily by lower income tax expense as a result of U.S. tax reform, reduced share count from share repurchases and lower interest expense.

“Despite the short-term challenges we are facing, we continue to make progress on the core elements of a transformation plan that we are confident will put Sally Beauty Holdings on the right track long-term,” said Chris Brickman, President and Chief Executive Officer. “During the third quarter, core traffic challenges were exacerbated by material issues from two of our top manufacturers for Beauty Systems Group and the impact of significant, but necessary, internal changes in how we operate.”

Update on Transformation Plan

“As we mentioned in April, in partnership with FTI Consulting, we are undertaking a substantial transformation plan at Sally Beauty Holdings, which seeks to align our operations to reduce our cost base, refocus our team on the defensible categories of hair color and hair care, and improve execution of basic retail fundamentals, all with the goal of returning the business to growth,” Brickman continued. “This effort will take multiple quarters, but we have already made progress and we are fully committed to transforming and investing in our business, controlling our indebtedness, and returning capital to shareholders.”

In terms of activities during the third quarter, we accomplished the following:

•

Implemented significant organizational efficiencies at our central operations in the U.S. and Europe, with savings that we can see in the operating results notwithstanding the increase in selling, general and administrative expenses during the quarter versus the prior year;

•	Completed the roll-out of field structure realignment and store wage increases, alongside store labor hour optimization, within Sally Beauty Supply;
•	Optimized elements of our freight spend;
•	Kicked off our long-term efforts to improve direct and indirect sourcing;
•	Completed the product design work in support of the upcoming launch of boxed color;
•	Launched the Sally Beauty Cultivate program in order to connect with women entrepreneurs in the beauty space and source new innovation.

In the fourth quarter, our team will focus on the following actions:

•	Executing changes to our owned-brand sourcing to improve profitability;
•	Expanding the focus of our sourcing and store labor work to the Beauty Systems Group and our European and Mexican operations;
•	Implementing further cost benefits from our organizational redesign;
•	Making progress in resolving the supply issues from our key vendors and reloading our network with the right inventory;
•	Assessing our supply chain operations and vendor partnership efforts for further opportunities.

As we move into fiscal year 2019, our transformation plan will continue and will be focused around the following key long-term objectives:

•

Playing to win with our customers by re-focusing our marketing and merchandising efforts in service of their needs in our differentiated core of the business – hair color and hair care.  This includes entering a multi-billion dollar category and launching box color across our Sally Beauty Supply network. In our Beauty Systems Group division, we recently expanded our distribution rights of important hair color and hair care brands manufactured by Coty, namely Sebastian, Nioxin and Kadus, and we will continue to pursue additional new and exclusive brands, which bring new customers to our professional distribution business.

•

Improving our retail fundamentals through targeted investment in people, processes, technology and our stores. Initiatives include the launch of our new Sally Beauty Loyalty Program, a new point-of-sale system for both Sally Beauty and Beauty Systems Group and launching the first phase of a multi-year JDA supply-chain platform implementation, which will dramatically improve our merchandising capabilities and our ability to position inventory across our nodes.

•

Advancing our digital commerce capabilities: Sally stores will be testing “endless aisle” during the fourth quarter, a process where a store will be able to order out-of-stock product through a store iPad and have it shipped directly to the customer. Over the next several quarters, the Sally e-commerce site will undergo a site redesign, which will improve the site speed and overall online customer experience, including improved educational materials focused around hair color and hair care. Lastly, we expect that both Sally and Beauty Systems Group will be moving towards enhancing our customers’ shopping experience through the convenience of “click and collect at store” and “click and delivery”.

•

Continuing to drive costs out of the business through our continuous improvement efforts.  We are seeking to achieve additional selling, general and administrative expense savings as a result of negotiations around benefits and third-party services.

Finally, as part of a portfolio-wide review of existing store locations, the Company anticipates closing approximately 1% to 2% of its stores in the U.S. and abroad.  The dates of closure of individual stores will be market and store specific over the coming year.

Additional Third Quarter Financial Detail

Gross margin for the third quarter was 49.5%, a decrease of 90 basis points compared to the prior year. In the Sally segment, margin declines were driven primarily by increased coupon redemptions and a geographic revenue mix shift towards the segment’s lower margin international business. In the Beauty Systems Group segment, margin decreases were driven primarily by opportunistic purchases in the prior year that were not repeated this quarter and increased promotional activity.

GAAP operating earnings and operating margin in the third quarter were $102.2 million and 10.3%, respectively, compared to $130.3 million and 13.1%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding restructuring charges in both years and the data security incident charges from this year) were $122.7 million and 12.3%, respectively, compared to $135.4 million and 13.6%, respectively, in the prior year.

The Company’s effective tax rate for the third quarter was 25.1% compared to 35.6% in the prior year, with the significant reduction driven by the impact of U.S. tax reform.

GAAP net earnings in the third quarter were $58.2 million, a decrease of $8.3 million, or 12.5%, from the prior year. Adjusted EBITDA in the third quarter was $152.5 million, a decrease of $14.5 million, or 8.7%, from the prior year, and Adjusted EBITDA margin was 15.3%, a decline of approximately 140 basis points from the prior year.

At the end of the quarter, inventory was $951.0 million, up 0.4% from the prior year. The increase was driven by the impact of a weaker U.S. dollar on reported inventory levels and inventory related to the H. Chalut Ltée acquisition that closed in the first quarter.

Capital expenditures in the quarter were $23.5 million, primarily for information technology projects, store remodels and maintenance, and distribution facility upgrades.

As a result of a focus on the levels of indebtedness, the outstanding balance on the asset-based revolving line of credit was reduced from $80.5 million at the end of the second quarter to $63.5 million at the end of the third quarter. Additionally, the Company repurchased (and subsequently retired) a total of 3.2 million shares of common stock during the third quarter at an aggregate cost of $50.1 million.

Fiscal Year 2018 Guidance

Sally Beauty Holdings’ updated guidance reflects the impact of the implementation of its transformation plan, the competitive environment and the near-term impact of supplier issues.

The Company expects full year consolidated same store sales to decline in the range of 1.5% to 1.9%.

Full year gross margin is expected to decrease by approximately 50 basis points compared to the prior year, primarily due to price investments made in Sally during the first quarter, increased  promotional activity and a business segment mix shift, partially offset by recent price increases on exclusive brands.

Full year adjusted selling, general and administrative expenses (including depreciation and amortization expense) are expected to be approximately 37.7% of sales versus 37.2% of sales in the prior year. While operating efficiencies from recent restructurings are identifiable, they will not achieve full run rate status until fiscal year 2019 and are expected to be offset for the remainder of fiscal year 2018 by investments in the business.

Due to the benefits of U.S. tax reform, the Company expects the consolidated effective tax rate for fiscal year 2018 to be in the range of 22% to 23%. Excluding the one-time adjustments from the first quarter (net impact of the revaluation of deferred income taxes partially offset by a deemed repatriation tax on previously undistributed foreign earnings), the Company expects the consolidated effective tax rate for fiscal year 2018 to be in the range of 28% to 29%.  Additionally, the Company expects a significant portion of the benefits from U.S. tax reform will flow through directly to net earnings.

Full year GAAP operating earnings are expected to decrease by 11% to 13% due primarily to the decline in same store sales, gross margin declines, restructuring costs in fiscal year 2018 and expenses related to the previously disclosed data security incidents. Full year adjusted operating earnings are expected to decline by 8% to 10%, driven primarily by the decline in same store sales, gross margin declines and slightly higher adjusted selling, general and administrative expenses.

The Company continues to expect full year benefits from its debt refinancing, lower average share count and the benefits of U.S. tax reform to result in double-digit growth in both GAAP and adjusted diluted earnings per share.

Fiscal 2018 Third Quarter Segment Results

Sally Beauty Supply

•

Net sales were $591.6 million in the quarter, a decrease of 0.6% compared to the prior year. Foreign currency translation boosted the segment’s revenue growth in the quarter by 130 basis points. Same store sales decreased 1.6%.

•	At the end of the quarter, net store count was 3,775, a decrease of 51 from the prior year.
•

Gross margin decreased 60 basis points to 55.4% in the quarter, driven primarily by increased coupon redemptions and a geographic revenue mix shift towards the segment’s lower margin international business.

•	GAAP operating earnings were $94.9 million in the quarter, a decrease of 9.5% versus the prior year. GAAP operating margin was 16.0%, a 160 basis point decrease from the prior year.

Beauty Systems Group

•

Net sales were $404.7 million in the quarter, an increase of 0.4% compared to the prior year. Foreign currency translation increased the segement’s revenue growth by approximately 40 basis points. Same store sales declined 2.9%.

•	At the end of the quarter, net store count was 1,395, up 33 from the prior year, driven by the H. Chalut Ltée acquisition and the net increase in CosmoProf stores.
•	Gross margin decreased 110 basis points to 40.9% in the quarter, driven primarily by opportunistic purchases in the prior year that were not repeated this quarter and increased promotional activity.
•	GAAP operating earnings were $62.0 million in the quarter, a decrease of 7.9% versus the prior year. GAAP operating margin in the quarter was 15.3%, a 140 basis point decrease from the prior year.
•	At the end of the quarter, total distributor sales consultants were 837 compared to 839 in the prior year.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (866) 233-3845 (International:  (612) 234-9959).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A replay of the earnings conference call will be available starting at 9:30 a.m. Central Time, August 2, 2018, through August 9, 2018, by dialing (800) 475-6701 or if international, dial (320) 365-3844 and reference the conference ID number 451023.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,170 stores, including 184 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Aquage®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,”  “believe,”  “estimate,”  “expect,”  “intend,”  “plan,”  “project,”  “target,”  “can,”  “could,”  “may,”  “should,” “will,”  “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the success of our strategic initiatives, including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; our ability to successfully implement our long-term strategic and growth initiatives; our ability to efficiently manage and control our costs and the success of our cost control plans, including our recent restructuring plans; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in the mix of products sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third‑party manufacturers or distributors or increases in the prices of the products we purchase from our third‑party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; diversion of professional products sold by Beauty Systems Group to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise‑based business; successfully identifying acquisition candidates and successfully completing and integrating desirable acquisitions; opening and operating new stores profitably; the volume of traffic to our stores; the challenges of conducting business outside the United States; the impact of Britain’s separation from the European Union and related or other disruptive events in the United Kingdom, the European Union or other geographies in which we conduct business; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property rights of others; successfully updating and integrating our information technology systems; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’, employees’ or suppliers’ confidential information, and the potential costs related thereto; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber-security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past or any future data security incidents; our ability to attract and retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; changes in interest rates increasing the cost of servicing or refinancing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2017, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Earnings Per Share and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans and costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less capital expenditures.  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account capital expenditures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations Continued; Adjusted EBITDA and Operating Free Cash Flow	3
Store Count and Same Store Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2018	2017	Percentage Change	2018	2017	Percentage Change
Net sales	$996,283	$998,043	-0.2%	$2,966,568	$2,964,122	0.1%
Cost of products sold	502,913	495,404	1.5%	1,500,247	1,481,669	1.3%
Gross profit	493,370	502,639	-1.8%	1,466,321	1,482,453	-1.1%
Selling, general and administrative expenses (1)	378,598	367,247	3.1%	1,118,345	1,101,355	1.5%
Restructuring charges	12,544	5,054	148.2%	24,513	14,265	71.8%
Operating earnings	102,228	130,338	-21.6%	323,463	366,833	-11.8%
Interest expense	24,501	26,969	-9.2%	73,779	80,616	-8.5%
Earnings before provision for income taxes	77,727	103,369	-24.8%	249,684	286,217	-12.8%
Provision for income taxes	19,501	36,830	-47.1%	46,823	106,860	-56.2%
Net earnings	$58,226	$66,539	-12.5%	$202,861	$179,357	13.1%

Earnings per share:
Basic	$0.48	$0.49	-2.0%	$1.63	$1.28	27.3%
Diluted	$0.48	$0.49	-2.0%	$1.62	$1.28	26.6%

Weighted average shares:
Basic	120,901	135,450		124,331	139,888
Diluted	121,673	136,159		125,111	140,634

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	49.5%	50.4%	(90)	49.4%	50.0%	(60)
Selling, general and administrative expenses	38.0%	36.8%	120	37.7%	37.2%	50
Consolidated operating margin	10.3%	13.1%	(280)	10.9%	12.4%	(150)
Effective tax rate	25.1%	35.6%	(1,050)	18.8%	37.3%	(1,850)

(1)  For the three and nine months ended June 30, 2018, selling, general and administrative expenses include $7.9 million of expenses incurred in connection with the data security incidents.

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2018	September 30, 2017
Cash and cash equivalents	$76,855	$63,759
Trade and other accounts receivable	94,585	92,241
Inventory	950,978	930,855
Other current assets	42,089	55,223
Total current assets	1,164,507	1,142,078
Property and equipment, net	296,614	313,717
Goodwill and other intangible assets	611,849	618,096
Other assets	22,742	25,116
Total assets	$2,095,712	$2,099,007

Current maturities of long-term debt	$68,992	$96,082
Accounts payable	310,488	307,752
Accrued liabilities	166,505	166,527
Income taxes payable	3,148	2,233
Total current liabilities	549,133	572,594
Long-term debt, including capital leases	1,769,314	1,771,853
Other liabilities	33,774	20,140
Deferred income tax liabilities	69,700	98,036
Total liabilities	2,421,921	2,462,623
Total stockholders' deficit	(326,209)	(363,616)
Total liabilities and stockholders' deficit	$2,095,712	$2,099,007

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2018	2017	Percentage Change	2018	2017	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$591,583	$594,880	-0.6%	$1,757,272	$1,760,732	-0.2%
Beauty Systems Group ("BSG")	404,700	403,163	0.4%	1,209,296	1,203,390	0.5%
Total net sales	$996,283	$998,043	-0.2%	$2,966,568	$2,964,122	0.1%

Operating earnings:
SBS	$94,912	$104,880	-9.5%	$271,834	$294,245	-7.6%
BSG	62,039	67,327	-7.9%	186,553	193,630	-3.7%
Segment operating earnings	156,951	172,207	-8.9%	458,387	487,875	-6.0%

Unallocated expenses (1)	(42,179)	(36,815)	14.6%	(110,411)	(106,777)	3.4%
Restructuring charges	(12,544)	(5,054)	148.2%	(24,513)	(14,265)	71.8%
Interest expense	(24,501)	(26,969)	-9.2%	(73,779)	(80,616)	-8.5%
Earnings before provision for income taxes	$77,727	$103,369	-24.8%	$249,684	$286,217	-12.8%

	2018	2017	Basis Point Change	2018	2017	Basis Point Change
Segment gross margin:
SBS	55.4%	56.0%	(60)	55.2%	55.8%	(60)
BSG	40.9%	42.0%	(110)	41.0%	41.6%	(60)

Segment operating margin:
SBS	16.0%	17.6%	(160)	15.5%	16.7%	(120)
BSG	15.3%	16.7%	(140)	15.4%	16.1%	(70)
Consolidated operating margin	10.3%	13.1%	(280)	10.9%	12.4%	(150)

(1)  Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses. For the three and nine months ended June 30, 2018, unallocated expenses include $7.9 million of expenses incurred in connection with the data security incidents.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2018
	As Reported (GAAP)	Restructuring Charges (1)	Charges from Data Security Incidents (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$378,598	$-	$(7,935)	$370,663
SG&A expenses, as a percentage of sales	38.0%			37.2%
Operating earnings	102,228	12,544	7,935	122,707
Operating margin	10.3%			12.3%
Earnings before provision for income taxes	77,727	12,544	7,935	98,206
Provision for income taxes (3)	19,501	3,324	2,301	25,126
Net earnings	$58,226	$9,220	$5,634	$73,080

Earnings per share:
Basic	$0.48	$0.08	$0.05	$0.60
Diluted	$0.48	$0.08	$0.05	$0.60

	Three Months Ended June 30, 2017
	As Reported (GAAP)	Restructuring Charges (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$367,247	$-	$367,247
SG&A expenses, as a percentage of sales	36.8%		36.8%
Operating earnings	130,338	5,054	135,392
Operating margin	13.1%		13.6%
Earnings before provision for income taxes	103,369	5,054	108,423
Provision for income taxes (3)	36,830	1,162	37,992
Net earnings	$66,539	$3,892	$70,431

Earnings per share:
Basic	$0.49	$0.03	$0.52
Diluted	$0.49	$0.03	$0.52

(1)  Restructuring charges represent costs and expenses incurred in connection with the 2017 Restructuring Plan disclosed in February 2017 and the 2018 Restructuring Plan disclosed in November 2017.

(2)  Charges from data security incidents are included in selling, general and administrative expenses and represent expenses (including assessments by credit card networks, remediation costs, and other costs and expenses) incurred in connection with the data security incidents disclosed earlier.

(3)  The income tax provision associated with restructuring charges for the fiscal years 2018 and 2017 was calculated using a 26.5% and 23.0% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable. The income tax provision associated with charges from data security incidents was calculated using an effective tax rate of 29.0%.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
Adjusted EBITDA:	2018	2017	Percentage Change	2018	2017	Percentage Change
Net earnings	$58,226	$66,539	-12.5%	$202,861	$179,357	13.1%
Add:
Depreciation and amortization	27,419	29,255	-6.3%	81,428	83,972	-3.0%
Interest expense	24,501	26,969	-9.2%	73,779	80,616	-8.5%
Provision for income taxes	19,501	36,830	-47.1%	46,823	106,860	-56.2%
EBITDA (non-GAAP)	129,647	159,593	-18.8%	404,891	450,805	-10.2%
Share-based compensation	2,387	2,378	0.4%	8,237	8,590	-4.1%
Restructuring charges	12,544	5,054	148.2%	24,513	14,265	71.8%
Charges from Data Security Incidents	7,935	-	100.0%	7,935	-	100.0%
Adjusted EBITDA (non-GAAP)	$152,513	$167,025	-8.7%	$445,576	$473,660	-5.9%

Adjusted EBITDA as a percentage of net sales			Basis Point Change			Basis Point Change
Adjusted EBITDA margin	15.3%	16.7%	(140)	15.0%	16.0%	(100)

Operating Free Cash Flow:	2018	2017	Percentage Change	2018	2017	Percentage Change
Net cash provided by operating activities	$102,480	$63,440	61.5%	$281,930	$222,847	26.5%
Less:
Payments for property and equipment, net	(23,492)	(17,209)	36.5%	(62,171)	(66,529)	-6.6%
Operating free cash flow (non-GAAP)	$78,988	$46,231	70.9%	$219,759	$156,318	40.6%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2018	2017	Change
Number of stores:
SBS:
Company-operated stores	3,758	3,807	(49)
Franchise stores	17	19	(2)
Total SBS	3,775	3,826	(51)
BSG:
Company-operated stores	1,228	1,196	32
Franchise stores	167	166	1
Total BSG	1,395	1,362	33
Total consolidated	5,170	5,188	(18)

Number of BSG distributor sales consultants	837	839	(2)

BSG distributor sales consultants (DSC) include 265 and 257 sales consultants employed by our franchisees at June 30, 2018 and 2017, respectively. In addition, at June 30, 2018, DSC count includes 38 sales consultants employed by Chalut, a Canadian distributor of professional beauty products, prior to the Company's acquisition of Chalut in December 2017.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2018	2017	Basis Point Change	2018	2017	Basis Point Change
Same store sales growth (decline):
SBS	-1.6%	-0.8%	(80)	-1.9%	-1.3%	(60)
BSG	-2.9%	2.8%	(570)	-1.8%	1.4%	(320)
Consolidated	-2.0%	0.3%	(230)	-1.9%	-0.4%	(150)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.